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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Zuerblis                         Kenneth               J.

--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     c/o Enzon, Inc.,  20 Kingsbridge Road

--------------------------------------------------------------------------------
                                    (Street)

     Piscataway,                New Jersey                 08854
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     ENZON, INC. (ENZN)

________________________________________________________________________________
3.   I.R.S Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     July 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Mo/Yr)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     VP, Finance and Chief Financial Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check all applicable)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            Code         -----------------------------   of Month       (D) or    Indirect
1.                                    Transaction   (Instr. 8)                (A)                               Indirect  Beneficial
Title of Security                     Date (Month   ---------       Amount    or     Price       (Instr. 3      (I)       Ownership
(Instr. 3)                            Date/Year)    Code    V                 (D)                and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          7/10/00        M             20,000      A    $10.625                        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/10/00        M              5,000      A    $4.875                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/10/00        M             40,000      A    $3.50                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/10/00        M             12,000      A    $2.8125                        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/11/00        M              3,000      A    $2.8125                        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/10/00        S             20,000      D    $53.875                        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/10/00        S              5,000      D    $53.9375                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/10/00        S             35,000      D    $53.9375                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/10/00        S              5,000      D    $54.7684                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/10/00        S             12,000      D    $54.7684                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/11/00        S              3,000      D    $53.75          2,600          D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      600          I        By IRA
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                          (Over)
                                                                 SEC 1474 (7-97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code  V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option(a)                                                                Common
(right to buy)      $10.625  7/10/00   M              20,000 (b)      7/15/01  Stock     20,000            O         D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option(a)                                                                Common
(right to buy)      $4.875   7/10/00   M               5,000 4/27/94 10/27/03  Stock      5,000            O         D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option(a)                                                                Common
(right to buy)      $3.50    7/10/00   M              40,000 (c)      7/17/05  Stock     40,000            O         D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option(a)                                                                Common
(right to buy)      $2.8125  7/10/00   M              12,000 (d)      7/23/06  Stock     12,000                      D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option(a)                                                                Common
(right to buy)      $2.8125  7/10/00   M               3,000 (d)      7/23/06  Stock      3,000            35,000    D

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(a) Granted under the Company's Non-qualified Stock Option Plan and qualified under Rule 16b-3.

(b) 5,000 options vested on each of July 15, 1991 and July 15, 1992; the remaining 10,000 options vested on July 15, 1993.

(c) Options vested as to 20,000 shares on each of July 17, 1996 and July 17, 1997.

(d) Options vested as to 25,000 shares on each of July 23, 1997 and July 23, 1998.


          /s/ Kenneth J. Zuerblis                            August 3, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

           Kenneth J. Zuerblis

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                          Page 2
                                                                 SEC 1474 (7-97)